EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), made as of this 26th day of March, 2008, (Effective Date) by, between and among Sandy Spring Bancorp, Inc., a Maryland corporation and registered bank holding company (Bancorp), Sandy Spring Bank, a Maryland corporation and wholly owned commercial banking subsidiary of Bancorp with its main office and headquarters located in Olney, Maryland (Bank), and Daniel J. Schrider (Officer).

WITNESSETH

WHEREAS, the Officer is currently employed as an Executive Vice President and Chief Revenue Officer of the Bank.

WHEREAS, the Board is very interested in an appropriate succession planning process for the position of President and Chief Executive Officer of Bancorp and Bank.

WHEREAS, as a result of the skill, knowledge, and experience of the Officer, the board of directors of Bancorp and Bank (collectively the "Board") desires to retain the services of the Officer in newly created positions, President of Bancorp and President and Chief Revenue Officer of the Bank, and which position is intended to assist the Board with its succession planning responsibilities noted above.

WHEREAS, the Officer desires to serve as the President of Bancorp and President and Chief Revenue Officer of the Bank.

WHEREAS, the Officer and the Board desire to enter into an agreement setting forth the terms of conditions of the employment of the Officer as President of Bancorp and the Bank and Chief Revenue Officer of the Bank and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.    Employment. As described further herein, the Officer shall be employed as the President of Bancorp and President and Chief Revenue Office of the Bank during the Term of this Agreement. Officer shall report directly to the Chairman of the Board and Chief Executive Officer of Bancorp and the Bank. During the Term, the Officer shall perform such duties and shall have all powers which are assigned to the Officer by the Chairman of the Board and Chief Executive Officer. The Officer’s major job accountabilities are set forth in a job description maintained by the Human Resources Division and which job description may be revised from time to time by the Human Resources Committee of the Board. The Officer's duties include, but are not limited to:

(a)
Management oversight of the day-to-day activities of all revenue components of the Bank and recommendations to the Chairman and Chief Executive Officer concerning the strategies, policies, and tactics of the Bank related thereto;

(b)	Developing a business plan with objectives to be achieved during the plan year in support of strategic goals; and
(c)	Promoting the services of the Bank and conducting and coordinating marketing and promotional activities designed to develop new business and future business initiatives;
(d)	Providing complete, timely, and accurate reports, as required, regarding the revenue activities of the Bank;
(e)	Providing effective leadership and supervision to promote efficiency and optimum performance of Bank officers and employees;
(f)	Oversight of the credit risk management processes of the Bank’s Credit Risk Policy, and related procedures.

2.    Location and Facilities. The Officer will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for the Officer to perform the duties of the position. The location of such facilities and staff shall be at the principal administrative offices of Bank, or at such other site or sites agreed to by the Board.

3.    Term

a.
The term of this Agreement (the “Term”) shall consist of the period commencing at the Effective Date and continuing through December 31, 2008 and any extension of the Term made pursuant to this Section 3.

b.
The Term shall be extended for an additional period of three (3) months beyond December 31, 2008, without action by any party, provided that neither the Bank nor the Officer shall have given written notice at least thirty (30) days prior to the expiration date of its or the Officer’s desire that the Term not be extended.

c.
At the Effective Date, this Agreement shall supersede any prior employment agreement between the Officer and Bank including, but not limited to, all prior employment agreements between Officer and Bank, which shall be deemed terminated by agreement of the parties immediately prior to the Effective Date.

4.    Base Compensation.

a.
The Bank agrees to pay the Officer during the Term of this Agreement a base salary at the rate of $350,000 per annum, payable in cash not less frequently than twice monthly, as may be adjusted in accordance with this Section 4.

b.
The Human Resources Committee of the Board shall perform an annual analysis of the Officer's performance and of the compensation of officers performing similar functions at financial institutions of comparable size and performance. The Board shall establish the annual salary rate to be paid to the Officer based upon this analysis and on such other factors as it deems pertinent. The annual salary rate may be maintained, increased or decreased, provided that no such action shall (i) reduce the rate of salary below the amount set forth in Section 4.a. or (ii) reduce the rate of salary paid to the Officer for any months prior to the month in which notice of the reduction is provided in writing to the Officer.

c.
In the absence of action by the Board, the Officer shall continue to receive salary at the amount set forth in Section 4.a. or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.    Bonuses.

a.
The Officer shall be entitled to participate in a bonus program as determined by the Board based upon recommendation of the Human Resources Committee. The Officer also shall participate in any and all other fringe benefits which are or may become available to executive officers of the Bank, including, for example, any stock option or incentive compensation plans, Executive Incentive Retirement Plan, long term care insurance, disability income insurance, Group Term Replacement Plan, and any other benefits that are commen-surate with the responsibilities and functions to be performed by the Officer under this Agreement. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer's right to participate in such discretionary bonuses or fringe benefits.

6.    Benefit Plans.

a.
The Officer shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements as may be approved from time to time by the Bank, for the benefit of the employees of the Bank.

b.
The Officer shall be entitled to fringe benefits in accordance with the plans, practices, policies and programs of Bank available to executive management of Bank. Without limiting the foregoing, Officer shall continue to be provided with a corporate membership at the Manor Country Club located on Carrollton Rd. Rockville, MD (or such other club as the parties may mutually agree upon), and be provided with an automobile allowance of $1000.00 per month, payable each regular pay period in equal amounts.

7.    Paid Time Off.

a.
The Officer shall be entitled to paid time off time (i.e., vacation and sick days, herein referred to as “PTO”) and paid holidays pursuant to the plans, practices, programs and policies of Bank and available to executive officers of Bank; provided, however, that notwithstanding anything to the contrary in the plans, practices, programs and policies of Bank, (i) Officer shall be entitled to at least 240 hours of PTO per annum, to be taken at reasonable times and in reasonable periods as the Officer and Bank shall mutually determine, and provided that no PTO shall interfere with the duties required to be rendered by the Officer hereunder; and (ii) in addition to the foregoing, the 296 hours of accrued but unused PTO that Officer is credited with as of the Effective Date, as evidenced in the “etime” records maintained by the Human Resources department shall remain available to Officer, and (iii) at the end of calendar years 2008, Officer shall be permitted to carry over for use in the subsequent calendar year(s) all accrued but unused PTO hours in accordance with the policies of the Bank now in effect for executive officers.

b.	Officer shall continue to be credited with the 440 hours under the Extended Illness Benefit policies of the Bank currently available to Officer as of the Effective Date.

c.
In addition to paid time off, the Officer shall be entitled, without loss of pay, to voluntarily take time off from work for such additional periods of time and for such valid and legitimate reasons as the Chief Executive Officer may in his discretion determine. Further, the Officer may request and be granted a leave or leaves of absence, with or without pay as deemed appropriate in the discretion of the Board, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

8.     Expense Payments and Reimbursements. The Officer shall be reimbursed in a reasonably prompt manner for all reasonable out-of-pocket business expenses incurred in connection with the Officer’s services under this Agreement upon substantia-tion of such expenses in accordance with applicable policies of the Bank.

9.	Loyalty and Confidentiality.

a.
During the Term of this Agreement the Officer: (i) shall devote all the Officer’s time, attention, skill, and efforts to the faithful performance of the Officer’s duties hereunder; provided, however, that from time to time, the Officer may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or any of their subsidiaries, unfavorably affect the performance of Officer's duties pursuant to this Agreement or violate any applicable statute or regulation; (ii) devote reasonable periods of time to charitable and community activities; and (iii) manage personal business interests. Notwithstanding the foregoing, Officer shall not engage in any business or activity contrary to the business affairs or interests of the Bank or their subsidiaries.

b.
Nothing contained in this Agreement shall prevent or limit the Officer's right to invest in the capital stock or other securities of any business dissimilar from that of Bancorp and their subsidiaries or, solely as a passive, minority investor in any business.

c.
The Officer agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank; the names or addresses of any of their borrowers, depositors, clients, and other customers; any information concerning or obtained from such clients or customers; and any other information concerning the Bank, or their subsidiaries to which the Officer may be exposed during the course of employment. The Officer further agrees that, unless required by law or specifical-ly permitted by the Bank in writing, the Officer will not disclose to any person or entity, either during or subsequent to the officer’s employment, any of the above-mentioned information which is not generally known to the public, nor shall the Officer employ such information in any way other than for the benefit of the Bank. Notwithstanding the above provisions of this Section 9(c), the Officer may provide such information to Officer’s legal counsel relevant to pending or threatened legal action in which the Officer is or may be a party to the extent it is provided with the understanding and in a fashion that such information is and remains subject to attorney-client privilege of the Officer and Officer does not waive such privilege, and to Officer’s certified public accountant, to the extent that such information is reasonably necessary for the calculation of Officer’s federal, state, or local taxes, and in all events, provided that no disclosure of any such information: (i) is contrary to applicable law, including, without limitation, federal and state laws pertaining to the confidentiality of customer information and trade secrecy laws, or (ii) violates any other confidentiality agreement or policy to which Officer, the Bank or any of their subsidiaries is subject.

10.  Termination and Termination Pay. During the Term, subject to Section 11 of this Agreement, the Officer's employment under this Agreement may be terminated in the following circumstances:

a.
Death. The Officer's employment under this Agreement shall terminate upon the Officer’s death during the Term of this Agreement, in which event the Officer's estate shall be entitled to receive the compensa-tion due to the Officer through the last day of the calendar month in which the Officer’s death occurred, as well as any vested benefits due to the Officer’s estate pursuant to the terms of the plans, policies or practices of the Bank

b.
Disability. The Bank or the Officer may terminate the Officer’s employment after having established the Officer’s Disability. For purposes of this Agreement, “Disability” means the Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event of such Disability, the Officer’s obligation to perform services under this Agreement will terminate. In the event of such termination, the Officer shall be entitled to receive the following:

i.
The compensation and benefits provided for under this Agreement for any period during the Term of this Agreement and prior to the date of termination pursuant to this Section 10.c. during which the Officer is unable to work due to physical or mental infirmity (less any amounts which the Officer receives under any disability insurance maintained by the Bank);

ii.
For the period beginning upon the date of termination pursuant to this Section 10.c. and continuing until the earlier of (A) the expiration of the remaining Term of this Agreement, or (B) the one-year anniversary of Officer’s termination due to Disability, (X) salary at the highest rate paid pursuant to Section 4 of this Agreement during the twelve months prior to the establishment of such disability under this Section 10.c., reduced by any payments received by the Officer following termination under any disability plan or policy maintained by the Bank and (Y) Continued Welfare Benefits”.“Continued Welfare Benefits” shall mean benefits the same or substantially equivalent to those group health benefits which would have been provided to Officer in accordance with the plans described in Section 6(a) of this Agreement if Officer’s employment had not been terminated, or, upon the expiration of Officer’s eligibility for continuation in Bank’s welfare benefit plans through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise, a lump sum payment in lieu of such benefits equal to the cost to the Bank, of providing such benefits for such period if the Officer’s employment had not been terminated, grossed up for the effect of individual federal and state taxes on such payment at the combined marginal federal and state tax rate applicable to such officer for the calendar year preceding such termination.

As a condition to any such benefits under this Agreement, the Bank Board’s Human Resources Committee may require the Officer to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

c.    Just Cause.

i.
The Board may, by written notice to the Officer in the form and manner specified in this paragraph, immediately terminate the Officer’s employ-ment with the Bank at any time for Just Cause. The Officer shall have no right to receive compensa-tion or other benefits for any period after termination for Just Cause. Termina-tion for "Just Cause" shall mean termination because of, in the good faith determina-tion of the Board, provided that such determination is consistent with the treatment of other executives of the Bank and the Officer's:

(1)	Personal dishonesty that has a material and detrimental effect on the Bank or Bancorp;
(2)	Willful misconduct;
(3)	Intentional breach of fiduciary duty involving personal profit;
(4)	Intentional failure to perform duties under this Agreement;
(5)
Other, continuing material failure to perform duties assigned to the Officer under this Agreement after reasonable notification (which shall be stated in writing and given at least fifteen days prior to termination) by the Board of such failure;

(6)
Willful violation of (X) any law, rule or regulation (other than traffic violations or similar offenses) involving moral turpitude that has a material and detrimental effect on the Bank or (Y) a final cease-and-desist order;

(7)
Being the subject of any legal or disciplinary event that is material to an evaluation of the Officer’s integrity or ability to meet contractual commitments to a client and that is required to be disclosed by Securities and Exchange Commission Rule 206(4)-4, as then in effect, or a successor to such Rule; or

(8)	Material breach by the Officer of any provision of this Agreement.

ii.
Notwithstanding the foregoing, the Officer shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting called and held for the purpose (after reasonable notice to the Officer and an opportunity for the Officer to be heard before the Board), finding that in the good faith opinion of the Board that the Officer was guilty of conduct described above and specifying the particulars thereof.

iii.
Notwithstanding the foregoing, it is expected that Officer will perform all duties and agreements to be performed herein, and Officer shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance, comply with the requirements of such notice, and further if Officer shall not comply with such notice to the satisfaction of the Board within five (5) business days after delivery thereof, (except if such compliance cannot be reasonably completed within five (5) business days, if Officer shall not commence to comply within such period and thereafter proceed to completion with due diligence) the Board shall have the right to proceed with the Board meeting specified in the preceding paragraph.

d.    Certain Regulatory Events.

i.
If the Officer is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. §§ 1818(e)(4) and (g)(1)), Officer’s employment shall ter-minate as of the effective date of the order, and Officer shall be entitled to receive the compensa-tion due to the Officer through the date of termination, as well as any vested benefits due to the Officer pursuant to the terms of the plans, policies or practices of Bank.

ii.
If the Bank is in default (as defined in Section 3(x)(1) of FDIA), Officer’s employment shall terminate as of the date of default, and Officer shall be entitled to receive the compensa-tion due to the Officer through the date of termination, as well as any vested benefits due to the Officer pursuant to the terms of the plans, policies or practices of Bank.

iii.
If a notice served under Sections 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. §§ 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Officer from participating in the conduct of the affairs of the Bank or BANK, Officer’s employment under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspende-d, and (ii) reinstate (in whole or in part) any of its obliga-tions which were suspended.

e.
Voluntary Termination by Officer. In addition to the Officer’s other rights to terminate under this Agreement, the Officer may voluntarily terminate employment with Bank during the Term of this Agreement upon at least thirty days' prior written notice to the Bancorp and Bank, in which case the Officer shall be entitled to receive the compensa-tion due to the Officer through the date of termination, as well as any vested benefits due to the Officer pursuant to the terms of the plans, policies or practices of Bank.

f.     Without Just Cause or With Good Reason.

i.
In addition to termination pursuant to Section 10.a. through 10.e.: the Board may, by written notice to the Officer, immediately terminate the Officer’s employ-ment with Bank at any time for a reason other than Just Cause (a termination "Without Just Cause"); and the Officer may, by written notice to the Board, immediately terminate this Agreement at any time within thirty days following an event of "Good Reason" as defined below (a termination "With Good Reason").

ii.
Subject to Section 11 hereof, in the event of termination under this Section 10.f., the Officer shall be entitled to receive eighteen months of current salary, at the highest annual rate in effect pursuant to Section 4 of this Agreement, plus any annual cash bonuses for the year at the amount received, after the Effective Date, by the Officer in the calendar year preceding the termination, plus any vested benefits due to the Officer pursuant to the terms of the plans, policies or practices of Bank. The sum due under this Section 10.f. shall be paid in one lump sum within ten calendar days of such termination.

iii.
"Good Reason" shall exist if, without the Officer's express written consent, Bank materially breaches any of its respective obligations under this Agreement during the Term. Without limitation, such a material breach shall be deemed to occur upon any of the following:

(1)	A material reduction in the Officer’s respon-sibilities or authority in connection with the Officer’s employment with Bank;
(2)	Assignment to the Officer of duties of a nonexecutive nature or duties for which the Officer is not reasonably equipped by the Officer’s skills and experience;
(3)
A material reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 11 of this Agreement, any material reduction in salary or material reduction in benefits below the amounts to which the Officer was entitled prior to the Change in Control;

(4)
Termination of incentive and benefit plans, programs, or arrangements, or reduction of the Officer's participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)
A requirement that the Officer’s principal business office or principal place of residence be relocated outside the Washington-Baltimore Consolidated Metropolitan Statistical Area (“CMSA”); or the assignment to the Officer of duties that would reasonably require such a relocation;

(6)	A requirement that the Officer spend more than thirty normal working days away from the Washington-Baltimore CMSA during any consecutive twelve-month period; or
(7)
Failure to provide office facilities, secretarial services, and other administrative services to Officer which are substantially equivalent to the facilities and services provided to the Officer at the Effective Date (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

(8)
In the event of a Change in Control as defined in Section 11 of this Agreement, Officer shall have the right to resign for any reason during the first thirty (30) days immediately following the first six months after the closing date of a definitive acquisition agreement, the execution of which brought about a Change in Control.

Upon the occurrence of any event described in clauses (1) through (8), above, the Officer shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank and the Bancorp shall have at least thirty (30) days to cure such condition and provided that the Officer actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank or the Bancorp, the Officer, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that the Officer has submitted his resignation but has remained in the employment of the Bank or the Bancorp and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (1) through (8) above.

iv.
Notwithstanding the foregoing, a reduction or elimination of the Officer's benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits there under applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Bank, its subsidiaries, or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate, and receive benefits, on a fair and nondiscriminatory basis.

v.
With the exception of a termination pursuant to Section 10.g.iii(8) of this Agreement, the parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code. However, notwithstanding anything to the contrary in this Agreement, to the extend payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Officer is a “Specified Employee” (as defined herein) no payment shall be made to the Officer under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Officer’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Officer has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to the Officer on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a public-traded holding company.

g.
Continuing Covenant not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination (i) due to Disability (ii) for Just Cause or (iii) by the Officer pursuant to Section 10.f.:

i.	Without limitation, the Officer's obligations under Section 9.c. of this Agreement will continue in effect as provided thereby; and

ii.
During the remaining Term of this Agreement, the Officer (a) shall not serve as an officer or director or employee of any bank holding company, bank, savings association, trust company, savings and loan holding company, or mortgage company (any of which, a "Financial Institution") or any investment advisory or brokerage firm (either of which, a “Securities Firm”), in a capacity similar to that described in Section 1 of this Agreement, which Financial Institution or Securities Firm offers services from offices in Washington, D.C., Maryland or Virginia; (b) shall not provide services to any client to which the Bank or any of its subsidiaries provided services through the Officer or under the Officer’s direction prior to his termination; and (c) shall not interfere with the relationship of the Bank or any of its subsidiaries with any of their employees, agents, or representatives; provided, however, that the provisions of this noncompetition clause shall not apply to termination of the Officer after a Change in Control as defined in Section 11. (It being the intent of the parties that the noncompetition clause shall not apply to terminations resulting from or due to a Change in Control.)

11.    Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of:

i.
The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by the Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote for the election of directors ("Voting Stock");

ii.
The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp or the Bank;

iii.
The execution of a definitive agreement of (a) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (b) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

iv.	Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank's or Bancorp's directors,

v.
At such time that, during any period of two consecu-tive years, individuals who at the beginning of such period constitute the Board of Bancorp or the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director,

vi.	Upon the sale of substantially all of the stock of Bancorp or Bank to a person other than Bancorp or a direct or indirect subsidiary of Bancorp or the Bank.

b.
Termination. If within the period beginning six months prior to and ending two years after a Change in Control, (i) Bancorp or the Bank shall terminate the Officer's employment Without Just Cause, or (ii) the Officer shall voluntarily terminate employment With Good Reason, Bank shall, within ten calendar days of the termination of Officer's employment, make a lump-sum cash payment to the Officer equal to 2.99 times the sum of (x) the Officer’s annual salary at the highest annual rate in effect for any of the twelve months immediately preceding the date of such termination, plus (y) the amount of other compensation received by the Officer pursuant to this Agreement during the calendar year preceding the Change in Control. This cash payment is subject to adjustment pursuant to Section 14 of this Agreement, and shall be made in lieu of any payment also required under section 10.g. of this Agreement because of a termination in such period. The Officer's rights under Section 10.g. are not otherwise affected by this Section 11. Also, in such event, for three calendar years following Officer’s termination of employment, the Officer shall continue to participate in any benefit plans of Bank that provide health (including medical, dental and vision) life, disability, long term care, or similar coverage upon terms no less favorable than the most favorable terms provided to executive officers of the Bank during such period.

c.
Funding of Trust upon Change in Control. In order to assure payment to the Officer of amounts that may become payable pursuant to this Section, unless and to the extent the Officer has previously provided a written release of any claims under Section 11 of this Agreement, not later than ten business days after a Change in Control, Bancorp or the Bank shall (i) establish a valid trust under the law of the State of Maryland with an independent trustee that has or may be granted corporate trust powers under Maryland law, (ii) deposit in such trust an amount equal to 2.99 times the Officer’s "base amount" as defined in Section 280G(b)(3) of the Code and regulations promulgated there under (Section 280G and related regulations hereinafter referred to as Section 280G") plus such amounts deemed adequate to cover the obligations of the Bank under Section 14 of this Agreement, at the time of the Change of Control, and (iii) provide the trustee of the trust with a written direction to hold said amount and any investment return thereon in a segregated account, and to pay such amounts as demanded by the Officer from the trust upon written demand from the Officer stating the amount of the payment demanded from the trust and the basis for the Officer’s rights to such payment under Section 11 of this Agreement. Upon the earlier of the final payment of all amounts demanded by the Officer under this Section 11 or the date thirty-six months after the Change in Control, the trustee of the trust shall pay to the Bank, as applicable, the entire balance remaining in the trust. Payments from the trust to the Officer shall be considered payments made by the Bank for purposes of this Agreement. Payment of such amounts to the Officer from the trust, however, shall not relieve the Bank from any obligation to pay amounts in excess of those paid from the trust, or from any obligation to take actions or refrain from taking actions otherwise required by this Agreement. Unless and until a termination of or by the Officer as described in Section 11.b.(i) or (ii), the Officer's rights under this Agreement shall be those of a general, unsecured creditor, the Officer shall have no claim against the assets of the trust, and the assets of the trust shall remain subject to the claims of creditors of the Bank, as applicable. Upon the termination of the trust as specified herein, the Officer shall have no further interest in the trust.

d.
Notwithstanding the foregoing and with the exception of a termination under Section 10.g.iii(8) of this Agreement, the parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to the Officer). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Officer is a “Specified Employee” (as defined herein) no payment shall be made to the Officer under this Agreement prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Officer’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Officer has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to the Officer on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

12.    Indemnification and Liability Insurance.

a.
Indemnification. Bancorp and the Bank agree to indemnify the Officer (and the Officer’s heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by the Officer in connection with or arising out of any action, suit, or proceeding in which the Officer may be involved by reason of having been a director or officer of the Bank, or any of its subsidiaries (whether or not the Officer continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements, such settlements to be approved by the Board of the Bank, if such action is brought against the Officer in the Officer’s capacity as an officer or director of the Bank or any of its subsidiaries. Indemnification for expenses shall not extend to matters for which the Officer has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 12 shall survive the Term of this Agreement by a period of seven years.

b.
Insurance. During the period in which indemnification of the Officer is required under this Section, the Bank shall provide the Officer (and the Officer’s heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the expense of the Bank, at least equivalent to such coverage provided to directors and senior officers of the Bank.

13.    Reimbursement of Officer's Expenses to Enforce this Agreement. Bank shall reimburse the Officer for all out-of-pocket expenses, including, without limitation, reasonable attorney's fees, incurred by the Officer in connection with successful enforcement by the Officer of the obligations of the Bank to the Officer under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement (i) as a result of court order; (ii) a negotiated settlement; or (ii) otherwise the Bank following an initial failure of the Bank to pay such money or take such action promptly after written demand therefore from the Officer stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

14.    Adjustment of Certain Payments and Benefits.

a.
The Bank shall indemnify and hold the Officer harmless from any and all loss, expense, or liability that the Officer may ever incur under Code § 4999, or any successor provision, as the result of payments or benefits that the Officer receives from Bancorp or the Bank or any successor to any of its interests. The Bank shall have this obligation with respect to any excise taxes (and any federal, state, and local income taxes on those excise taxes) for which the Officer is liable under Code § 4999 (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), or any successor provision, pursuant to a tax return on which the Officer reports such excise tax liability based on a reasonable analysis (that the Officer need not file with the return) prepared by the Officer’s legal counsel. This paragraph shall survive termination or expiration of this Agreement for any reason.

b.
In the event it shall be determined that any payment or distribution by the Bank to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 14) would be subject to the Excise Tax, then the Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

c.
All payments to the Officer required by Section 14(a) and (b) hereof shall be made within ten (10) days of the demand by Officer for such payment supported by a reasonable analysis prepared by Officer’s legal counsel. If, following receipt by Officer of a Gross-Up Payment under this Section 14, it is later determined that the actual amount of Excise Tax incurred is greater than originally estimated, then Officer shall be entitled to receive an additional Gross-Up Payment, consistent with the calculations required to be made hereunder. Such additional Gross-Up Payment shall be made within ten (10) days of the demand by Officer for such payment supported by a reasonable analysis prepared by Officer’s legal counsel.

d.
If, after the receipt by Officer of a payment under this Section 14, Officer becomes entitled to receive any refund of such amounts, Office shall promptly file for such refund and repay such amount to Bank promptly after receipt of same.

15.    Injunctive Relief. If there is a breach or threatened breach of Section 10.h. of this Agreement or the prohibitions upon disclosure contained in Section 9.c. of this Agreement, the Bank and the Officer agree that there is no adequate remedy at law for such breach, and that the Bank each shall be entitled to injunctive relief restraining the Officer from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that the Officer shall be entitled to injunctive relief to enforce the obligations of the Bank under Section 11 of this Agreement.

16.    Successors and Assigns.

a.
This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, con-solidation, purchase or otherwise, all or substantially all of the assets or stock of Bancorp or the Bank.

b.
Since the Bank is contracting for the unique and personal skills of the Officer, the Officer’s rights or duties hereunder shall be precluded from assignment or delegation without first obtaining the written consent of the Bank, provided that the Officer is not precluded from delegating duties and powers in connection with the fulfillment of his management responsibilities specified in Section 1, hereof.

17.    No Mitigation. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

18.    Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

a.	If to Bancorp and the Bank:
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Attention: R.E. Kuykendall, General Counsel

b.    If to the Officer:
Daniel J. Schrider
6289 Twin Ponds Lane
Mt. Airy, MD 21771

19.    Joint and Several Liability; Payments by the Bank. To the extent permitted by law, except as otherwise provided herein, Bancorp and the Bank shall be jointly and severally liable for the payment of all amounts due under this Agreement. Bancorp hereby agrees that it shall be jointly and severally liable with Bank for the payment of all amounts due under this Agreement and shall guarantee the performance of Bank’s obligations there under, provided that Bancorp shall not be required by this Agreement to pay to the Officer a salary or any bonuses or any other cash payments, except in the event that Bank does not fulfill the obligations to the Officer hereunder for such payments.

20.    No Plan Created by this Agreement. The Officer and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Bank and the Officer each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.    Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.    Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construc-tion, capacity, perfor-mance or otherwise.

23.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24.    Headings. Headings contained herein are for convenience of reference only.

25.    Entire Agreement. This Agreement, together with any under-standing or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs, or arrangements described in Sections 5 and 6, and supersedes all prior agreements other than with respect to such specific plans, programs, or arrangements provided.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANCORP, INC.

By: /s/ Hunter R. Hollar
Hunter R. Hollar
Chief Executive Officer

SANDY SPRING BANK

By: /s/ Hunter R. Hollar
Hunter R. Hollar
Chief Executive Officer

OFFICER

/s/ Daniel J. Schrider
Daniel J. Schrider